Exhibit 10.1

Susquehanna Bank
Robert P. Whelen, Jr., Senior Vice President
307 International Circle, 6th floor
Hunt Valley, MD 21030-1376
Tel (410) 316-0214
Fax (410) 316-0016

May 12, 2015

Mr. Jeffery G. Hough
SVP, Chief Financial Officer
GSE Systems
1332 Londontown Blvd.
Sykesville, MD 21784

Dear Jeff:

The purpose of this letter is to confirm that the Bank has agreed to the following:

·
The Bank has agreed to extend the Revolving Credit Expiration Date until June 30, 2015, as defined in the Master Loan and Security Agreement dated November 22, 2011 in Section 1.1 (a), by and among GSE Systems, Inc., GSE Power Systems, Inc., GSE EnVision, Inc. (collectively, the Borrowers) and Susquehanna Bank. The Bank has also agreed to waive compliance by the of the financial covenants set forth in Sections 5.1, 5.2, 5.3, and 5.4 of the Loan Agreement for the testing measurement date of March 31, 2015 (the "Waiver").  Each of these financial covenants remain in full force and effect for the quarter ending June 30, 2015 and for each quarter thereafter.  The Bank's agreement to waive the said financial covenants in Sections 5.1, 5.2, 5.3 and 5.4 of the Loan Agreement for the testing date of March 31, 2015, and no other consent or waiver is hereby granted, nor should any other consent or waiver be implied.

The Waiver described herein is limited precisely as written and shall not be deemed to (i) be a consent to or waiver of any other term or condition of the Loan Agreement or any of the other Financing Documents, or (ii) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Loan Agreement or any of the other Financing Documents.

Respectfully,

/s/ Robert P Whelen, Jr.
Robert P Whelen, Jr.
Senior Vice President